[Morris, Nichols, Arsht & Tunnell Letterhead]




                                 April 29, 1999




Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022

                  Re:      Stralem Fund
                           ------------

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Stralem Fund, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares of beneficial interest therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated January 27, 1999 (the "Governing Instrument").

                  In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on January 27, 1999 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust; certain resolutions of the Trustees of the Trust prepared for adoption at the February 3, 1999 meeting of the Trustees relating to the organization of the Trust and the authorization of the Reorganization Agreement (as defined below) (the "Resolutions" and together with the Governing Instrument and the Bylaws, the "Governing Documents"); Post-Effective Amendment No. 41 to the Registration Statement under the Securities Act of 1933 on Form N-1A of the Trust, as filed with the Securities and Exchange Commission on or about the date hereof; the Agreement and Plan of Reorganization and Liquidation between the Trust and Stralem Fund, Inc., a Delaware corporation (the "Corporation"), dated April 26, 1999 (the "Reorganization Agreement"); and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents,



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and of all documents  contemplated  by the Governing  Instrument  and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument);
(iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under Sections 11.04 or 11.05 of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Act; (vi) that the Trust is, becomes, or will become prior to or within 180 days following the first issuance of beneficial interest therein, a registered investment company under the Investment Company Act of 1940, as amended; (vii) that the Reorganization Agreement has been duly approved by the shareholders of the Corporation and the Shares to be issued pursuant to the Reorganization Agreement have been issued pursuant to and in accordance with the requirements of the Reorganization Agreement; and (viii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or "blue sky" laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering materials relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware.

                  2. The Shares of Stralem Fund, a series of the Trust, to be issued pursuant to the Reorganization Agreement, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Reorganization Agreement, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Stralem Fund series of the Trust.

                  We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person on or for any purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as a post-effective amendment to the Trust's Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exists on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.


                                           Sincerely,

                                           MORRIS, NICHOLS, ARSHT & TUNNELL

                                           /s/ MORRIS, NICHOLS, ARSHT & TUNNELL